LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

Exhibit 2.1

LIMITED PARTNERSHIP AGREEMENT

of

VELOCE CAP FUND 1 LP

a New Jersey Limited Partnership

This LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) of VELOCE CAP FUND 1 LP, a New Jersey limited partnership (the “Fund”), is by and among Veloce Consulting Inc., a New Jersey corporation (the “General Partner”), and each additional Person who becomes a Limited Partner in accordance with the provisions of this Agreement. Any capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Offering Circular dated November 1, 2021, as amended from time to time (the “Offering Circular”).

RECITALS

The Fund is a limited partnership formed under the New Jersey Uniform Partnership Act, as amended. The parties to this Agreement are the General Partner as initial partner and those additional Persons who are subsequently admitted as Limited Partners in accordance with the provisions of this Agreement. The parties intend by this Agreement to define their rights and obligations with respect to the Fund’s governance and financial affairs and to adopt regulations and procedures for the conduct of the Fund’s activities. Accordingly, for good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

ARTICLE 1: DEFINITIONS

1.1              Scope. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is expressed or intended, all capitalized terms used herein have the meanings specified in this Article 1.

1.2	Defined Terms.

(a)                “Act” means the New Jersey Revised Uniform Partnership Act, as amended from time to time.

(b)               “Affiliate,” with respect to a Person, means (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Affiliate, (2) a Person who owns or controls at least Ten Percent (10%) of the outstanding voting interests of the Affiliate, (3) a Person who is an officer, director, manager or general partner of the Affiliate, or (4) a Person who is an officer, director, manager, general partner, trustee or owner of at least Ten Percent (10%) of the outstanding voting interests of an Affiliate described in clauses (1) through (3) of this sentence.

(c)	“Agreement” means this Agreement, including any subsequent amendments thereto.

(d)               “Assets Under Management” means the total Fund assets, including notes (at book value), real estate owned (at the lower of cost or fair market value), accounts receivable, advances made to protect loan security, unamortized organizational expenses, cash and any other Fund assets.

(e)                “Bankruptcy” means the filing of a petition seeking liquidation, reorganization, arrangement, readjustment, protection, relief or composition in any state or federal bankruptcy, insolvency, reorganization or receivership proceeding.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

(f)                “Capital Account” of a Limited Partner means the capital account maintained for such Limited Partner. The balance of the Capital Account of a Limited Partner, determined as set forth in Section 4.6 below, shall herein be referred to as the “Capital Account Balance.”

(g)                “Certificate” means the Certificate of Limited Partnership filed with the Secretary of State to organize the Fund as a limited partnership, including any subsequent amendments thereto.

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)                 “Contribution” means anything of value that a Limited Partner contributes to the Fund as a prerequisite for, or in connection with, the limited partnership including (without limitation) any combination of cash, property, services rendered, a promissory note or any other obligation to contribute cash or property or render services.

(j)                 “Dissociation” means a complete termination of a Limited Partner’s ownership in the Fund due to an event described in Article 3 hereof.

(k)               “Distribution” means the Fund’s direct or indirect transfer of money or other property to a Limited Partner with respect to a Limited Partnership Interest.

(l)                 “Effective Date” means the date on which the Fund’s existence as a limited partnership begins, as prescribed by the Act.

(m)             “Entity” means an association, relationship or artificial person through or by means of which an enterprise or activity may be lawfully conducted, including, without limitation, a partnership, trust, limited partnership, corporation, joint venture, cooperative or association.

(n)               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

(o)               “Family,” with respect to a Limited Partner, means any individual(s) who are related to the Limited Partner by blood, marriage or adoption. For the purposes of this definition, an individual is related to the Limited Partner by marriage if the person is related by blood or adoption to the Limited Partner’s current spouse.

(p)               “General Partner” means a Person who is vested with authority to manage the Fund in accordance with Article 5 hereof.

(q)               “Majority” means more than Fifty Percent (50%) of the outstanding Limited Partnership Interests in the Fund.

(r)                 “Limited Partner” means any Person who is admitted as an additional or a substitute Limited Partner after the Effective Date, in accordance with Article 3 hereof.

(s)                “Limited Partnership Interest” means a Limited Partner’s unit in the form of limited partnership interests in the Fund. A Limited Partner’s ownership unit in the Fund, which consists of the Limited Partner’s right to share in profits, receive Distributions, participate in the Fund’s governance and approve the Fund’s acts under Article 5.4 hereof, participate in the designation and removal of the General Partner and receive information pertaining to the Fund’s affairs. A Limited Partner’s ownership unit in the Fund shall equal to a Limited Partner’s units divided by the aggregate units of all Limited Partners. Changes in Limited Partnership Interests after the Effective Date, including, but not limited to, those changes necessitated by the admission and Dissociation of Limited Partners, will be reflected in the Fund’s records. The allocation of Limited Partnership Interests as reflected in the Fund’s records from time to time is presumed to be correct for purposes of this Agreement and the Act.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

(t)                 “Minimum Gain” means minimum gain as defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(u)               “Net Profits” means the Fund’s gross income less (1) the Fund’s operating expenses (including payment of outstanding debt (if any), administrative costs, legal expenses and accounting fees) (2) an allocation of income for a loan loss reserve; (3) payment of the Asset Management Fee and any other fees to the General Partner.

(v)         “Offering Circular” shall mean the Offering Circular of the Fund, as amended from time to time.

(w)              “Permitted Transferee,” with respect to a Limited Partner, means another Limited Partner, a member of the Limited Partner’s Family, or a trust for the benefit of the Limited Partner or a member of the Limited Partner’s Family.

(x)	“Person” means a natural person or an Entity.

(y)               “Preferred Return” has the meaning assigned to such term in Section 4.4(a).

(z) “Profit,” as to a positive amount, and “Loss,” as to a negative amount, mean, for a Taxable Year, the Fund’s income or loss for the Taxable Year, as determined in accordance with accounting principles appropriate to the Fund’s method of accounting and consistently applied.

(aa) “Regulations” means proposed, temporary or final regulations promulgated under the Code by the U.S. Department of the Treasury, as amended from time to time.

(bb) “Servicer” refers to the servicer of the Fund Loans.

(cc) “Subscription Agreement” means the Subscription Agreement included as Exhibit 4 to the Offering Circular.

(dd) “Taxable Year” means the Fund’s taxable year as determined in Article 6 hereof.

(ee) “Transfer,” as a noun, means a transaction or event by which ownership of any Limited Partnership Interest is changed or encumbered, including, without limitation, a sale, exchange, abandonment, gift, pledge or foreclosure. “Transfer,” as a verb, means to affect a Transfer.

(ff) “Transfer Agent” means, with respect to any Limited Partnership Interest, such bank, trust company, or other Person (including the Fund or one of its Affiliates) as shall be appointed from time to time by the Fund to act as registrar and transfer agent for such Limited Partnership interests, provided that if no Transfer Agent is specifically designated for such Limited Partnership Interests, the Fund shall act in such capacity.

(gg)                  “Transferee” means a Person who acquires any Limited Partnership Interest by Transfer from a Limited Partner or another Transferee not admitted as a Limited Partner in accordance with Article 3 hereof.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

ARTICLE 2: THE FUND

2.1              Status. The Fund is a limited partnership organized in the State of New Jersey under the Act.

2.2	Name. The name of the Fund is VELOCE CAP FUND 1 LP.

2.3              Term. The Fund’s existence as a limited partnership will commence on the Effective Date and continue until dissolved herein pursuant to Article 7 below, unless sooner dissolved or terminated under the Act or as described herein.

2.4              Purpose. The purpose of the Fund is to engage in any lawful act or activity for which a limited partnership may be organized under the Act; provided that, subject to the foregoing, the Fund presently intends to raise money through the offering of Limited Partnership Interests (the “Offering”) in order to make, purchase, originate, fund, acquire and/or otherwise sell loans secured by interests in real or personal property located throughout the United States with primary focus in New Jersey. The Fund may also manage, remodel, repair, lease, and/or sell real properties acquired through the Fund’s lending activities, including but not limited to, properties acquired through foreclosure and REOs.

2.5               Principal Place of Business. The Fund’s principal place of business is located at: 58 Main St., 2nd Floor, Hackensack, NJ 07601.

2.6              Registered Agent and Registered Office. The Fund’s registered office in the State of New Jersey is located at: 820 Bear Tavern Road, West Trenton, NJ 08628 and the name of the registered agent is Vcorp Services, LLC, a limited liability company. The Fund may change its registered agent or registered office at any time for any reason (or no reason).

2.7              Qualification in Other Jurisdictions. The General Partner may cause the Fund to be qualified or registered in any jurisdiction in which the Fund transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.

ARTICLE 3: PARTNERSHIP

3.1	Identification.

(a)                Limited Partners. A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires Limited Partnership Interests in accordance with the provisions of this Agreement and the Offering Circular. A Person may become a Limited Partner only with the consent and approval of the General Partner, whose consent may be denied or withheld in its sole and absolute discretion. The General Partner will be the initial partner of the Fund. Upon admission of additional Limited Partners, the General Partner shall continue to serve as General Partner. In addition, nothing contained herein shall be deemed to prohibit the General Partner from increasing its interest in the Fund on the same basis as any other Person. The Fund is authorized to issue a total of Fifteen Thousand (15,000) units of Limited Partnership Interests, all of which shall be issued in accordance with the provisions of the Offering Circular and Article 3 of this Agreement.

(b)               Additional and Substitute Limited Partners. The Fund may admit additional or substitute Limited Partners with the sole approval of the General Partner. Except as set forth herein, the General Partner may withhold approval of the admission of any Person for any or no reason. The General Partner will not permit any person to become a Limited Partner until such person has agreed to be bound by all the provisions of this Limited Partnership Agreement as amended as of the date of the proposed admission, and the terms of the Offering Circular, and has delivered to the Fund a completed Subscription Agreement along with payment in the amount of such investment.

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(c)                Rights of Additional or Substitute Limited Partners. A Person admitted as an additional or substitute Limited Partner has all the rights and powers, and is subject to all the restrictions and obligations of a Limited Partner under this Agreement and the Act.

(d)               General Rights of Limited Partners. Except to the extent expressly provided in this Agreement: (i) no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution or termination of the Fund may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Limited Partner shall have priority over any other Limited Partner as to the return of Capital Contributions or as to distributions, unless as set forth in this Agreement; and (iii) no Limited Partner, in its capacity as such, shall participate in the operation or management of the business of the Fund, transact any business in the Fund’s name or have the power to sign documents for or otherwise bind the Fund by reason of being a Limited Partner.

3.2	Transfer of Limited Partnership Interests.

(a)                Limited Partnership Interests Registry. The Fund shall keep or cause to be kept on behalf of the Fund a register of the Limited Partners of the Fund. The Fund may, but shall not be required to, appoint a Transfer Agent registered with the Securities and Exchange Commission as such.

(b)               General Partner Discretion of Transfer. The General Partner may accept or reject subscription, including Transfer, to acquire Limited Partnership Interests for any reason, in the sole discretion of the General Partner.

3.3             Redemptions and Withdrawals. Limited Partners will be required to hold their Limited Partnership Interests for a minimum of Twenty-Four (24) months before they may request to withdraw from the Fund and have their Limited Partnership Interests redeemed. Thereafter, a Limited Partner may request withdrawal from the Fund and give at least Ninety (90) days’ prior written notice prior to the General Partner. The Fund will use its best efforts to return capital subject to, among other things, the Fund’s then cash flow, financial condition, and prospective investments in assets. Furthermore, any Limited Partner requesting redemption will be responsible for any third-party costs incurred in effecting such redemption, including but not limited to, bank transaction charges, custody fees, and/or Transfer Agent charges (as applicable).

A Limited Partner’s redemption amount shall be based on the capital account balance with the Fund. In requesting for redemption, the Limited Partner shall specify the amount the Limited Partner requests to withdraw and shall be subject to the General Partner’s approval. While the Fund intends to allow Limited Partners to request redemptions on an ongoing basis, the Fund has imposed limitations on the amount of individual redemption requests in order to maintain liquidity to satisfy redemption requests without impacting the Fund’s ability to invest in Loans and properties. Accordingly, each request for withdrawal or redemption shall be limited to per Limited Partner to withdraw the requested amount; provided, however, that the maximum aggregate amount of capital that the Fund will return to the Limited Partners each fiscal year is limited to Ten Percent (10%) of the total outstanding capital of the Fund. Withdrawal requests will be processed by the Fund on a first-come, first-served basis.

Limited Partners who wish to withdraw before they have been Limited Partner for Twenty-Four (24) months (“Early Withdrawal”) can only withdraw if the Limited Partner produces evidence of undue hardship, and the General Partner permits Early Withdrawal, in its sole and absolute discretion. Acceptability of a Limited Partner’s hardship will be determined by the General Partner, in its sole and absolute discretion. Limited Partners who request Early Withdrawal will be subject to a penalty of Twenty Percent (20%) of the Limited Partner’s withdrawal proceeds. The General Partner may, at its sole discretion, waive an Early Withdrawal penalty.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

The above requirements regarding the withdrawal amount and the timing of any specific withdrawal may be modified by the General Partner, in its sole and absolute discretion, based on, amongst other things, the Fund’s current cash flow, the amount of the Fund’s reserves, and the Fund’s then- current financial condition. However, in the event that the Fund amends, suspends or terminates withdrawals, the Fund will file an offering circular supplement and/or Form 1-U, as necessary, and inform Limited Partners of such amendment.

The General Partner may at any time suspend the withdrawal of funds from the Fund, upon the occurrence of any of the following circumstances: (i) whenever, as a result of events, conditions or circumstances beyond the control or responsibility of the General Partner or the Fund, disposal of the assets of the Fund is not reasonably practicable without being detrimental to the interests of the Fund or its Limited Partners, determined in the sole and absolute discretion of the General Partner; or (ii) if the General Partner has determined to dissolve the Fund. Notice of any suspension will be given within Ten (10) business days from the time the decision was made to suspend distributions to any Limited Partner who has submitted a withdrawal request and to whom full payment of the redemption proceeds has not yet been remitted. If a redemption request is not rescinded by a Limited Partner following notification of a suspension, the redemption will be effected as of the last day of the calendar month in which the suspension is lifted.

3.4             Expulsion of a Limited Partner. At any time there are more than Two (2) Limited Partners, the Fund may expel a Limited Partner, but only for cause. Cause for expulsion exists if the Limited Partner has materially breached this Agreement, is unable to perform the Limited Partner’s material obligations under this Agreement, or if the General Partner suspects the Limited Partner has violated federal or state law, rules, and regulations or the Limited Partner is under investigation by the federal, state, and/or local authorities, subject to the sole and absolute discretion and notwithstanding any of the withdrawal restrictions described herein. If a Limited Partner is expelled, that Limited Partner forfeits any and all rights to any accrued distribution during the interim quarter whether or not the withdrawal is partial or total. A Limited Partner’s expulsion from the Fund will be effective upon the Limited Partner’s receipt of written notice of the expulsion.

3.5              Return of Capital. Subject to the terms contained herein, the Fund may return all or a portion of a Limited Partner’s capital at the General Partner’s discretion. Any such return of capital would not be considered a Distribution and would not be included in the determination of such Limited Partner’s return on investment. However, any such return of capital would reduce the Limited Partner’s Limited Partnership Interest in the Fund. Thus, if General Partner elects to return all of Limited Partner’s capital, Limited Partner shall no longer be a Limited Partner in the Fund and the Limited Partner would be considered to have withdrawn or to have elected redemption from the Fund.

3.6              Upon Dissociation. Dissociation from the Fund occurs upon a Limited Partner’s expulsion, transfer or redemption of all of the Limited Partner’s Limited Partnership Interests, withdrawal or resignation (an “Event of Dissociation”). Upon the occurrence of an Event of Dissociation: (1) the Limited Partner’s right to participate in the Fund’s governance, receive information concerning the Fund’s affairs and inspect the Fund’s books and records will terminate; and (2) unless the Dissociation resulted from the Transfer of the Limited Partner’s Limited Partnership Interests, the Limited Partner will be entitled to receive the Distributions to which the Limited Partner would have been entitled as of the effective date of the Dissociation had the Dissociation not occurred. The Limited Partner will remain liable for any obligation to the Fund that existed prior to the effective date of the Dissociation, including any costs or damages resulting from the Limited Partner’s breach of this Agreement. Under most circumstances, the Limited Partner will have no right to any return of his or her capital prior to the termination of the Fund unless the General Partner elects to return capital to a Limited Partner. The effect of such Dissociation on the remaining Limited Partners who do not sell will be to increase their percentage share of the remaining assets of the Fund, and thus their proportionate share of its future earnings, losses and Distributions. The reduction in the outstanding Limited Partnership Interests will also increase the relative voting power of remaining Limited Partners.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

3.7              Verification of Limited Partnership Interest. Within Thirty (30) days after receipt of a Limited Partner’s written request, the Fund will provide such Limited Partner with a statement evidencing his, her, or its Limited Partnership Interest in the Fund.

3.8	Manner of Action by Limited Partners.

(a)	Meetings.

(1)               Right to Call. The General Partner, or any combination of Limited Partners holding in the aggregate more than Seventy-Five Percent (75%) of the total outstanding Limited Partnership Interest, may call a meeting of Limited Partners by giving written notice to all Limited Partners and the General Partner not less than Thirty (30), or more than Sixty (60) days prior to the date of the meeting. The notice must specify the date, time and place of the meeting and the nature of any business to be transacted. A Limited Partner may waive notice of a meeting of Limited Partners orally, in writing, or by attendance at the meeting.

(2)               Time and Place. Unless otherwise specified in the notice of meeting, all meetings shall be held at 2:00 p.m. on a regular business day of the Fund, at the Fund’s principal place of business. No meeting may be held on a Sunday or legal holiday; at a time that is before 7:30 a.m. or after 9:00 p.m.; or at a place more than Sixty (60) miles from the Fund’s principal place of business.

(3)               Proxy Voting. A Limited Partner may act at a meeting of Limited Partners through a Person authorized by signed proxy.

(4)              Quorum. Limited Partners whose aggregate holdings exceed a Majority of the outstanding Limited Partnership Interest will constitute a quorum at a meeting of Limited Partners. No action may be taken in the absence of a quorum.

(5)              Required Vote. Except with respect to matters for which a greater minimum vote is required by the Act or this Agreement, the vote of Limited Partners present whose aggregate holdings exceed a Majority of the outstanding Limited Partnership Interests will constitute the act of the Limited Partners at a meeting of Limited Partners.

(b)              Written Consent. The Limited Partners may act without a meeting by written consent describing the action and signed by Limited Partners whose aggregate holdings of the Limited Partnership Interest equal or exceed the minimum that would be necessary to take the action at a meeting at which all Limited Partners were present.

3.9             Limitation on Individual Authority. A Limited Partner who is not also the General Partner has no authority to bind the Fund. A Limited Partner whose unauthorized act obligates the Fund to a third party will indemnify the Fund for any costs or damages the Fund incurs as a result of the unauthorized act.

3.10          Negation of Fiduciary Duties. A Limited Partner who is not also the General Partner owes no fiduciary duties to the Fund or to the other Limited Partners solely by reason of being a Limited Partner.

3.11          Obligations and Liabilities of the Fund. Excepted as otherwise provided in the Act, the debts, obligations, and liabilities of the Fund, whether arising in tort, contract, or otherwise, shall be solely the debts, obligations and liabilities of the Fund, and the Limited Partners shall not be obligated personally for any such debt, obligations, or lability of the Fund solely by reason of being a Limited Partner.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

3.12          ERISA Considerations. The General Partner intends to limit the equity participation by “benefit plan investors” (as defined in Section 3(42) of ERISA) in the Fund to less than Twenty-Five Percent (25%) of Limited Partnership Interests in the Fund, to the extent required.

3.13          Redemptions in Connection with ERISA. Notwithstanding any provision contained herein to the contrary, upon demand by the General Partner, the Fund shall redeem any or all of the Limited Partnership Interests held any by Limited Partner in order for the Fund to remain exempt from the ERISA plan asset regulations.

ARTICLE 4: FINANCE

4.1	Contributions.

(a)                General Partner. The General Partner will be the initial partner of the Fund. The Capital Contributions made to the Fund by the Limited Partners are set forth on Schedule 1 to this Agreement. The Fund will amend Schedule 1 from time to time to reflect additional Capital Contributions made to the Fund.

(b)               Additional Limited Partners. The Fund may admit additional or substitute Limited Partners with the sole approval of the General Partner. Except as set forth herein, the General Partner may withhold approval of the admission of any Person for any or no reason. The General Partner will not permit any person to become a Limited Partner until such person has agreed to be bound by all the provisions of this Agreement as amended as of the date of the proposed admission, and the terms of the Offering Circular, and has delivered to the Fund a completed Subscription Agreement along with payment in the amount of such investment. Limited Partners’ subscription funds will be deposited to the operating bank account of the Fund and Limited Partnership Interests will be issued to such Limited Partners.

(c)                Additional Contributions. The Fund may authorize additional Contributions at such times and on such terms and conditions as it determines to be in its best interest. Absent the Fund’s authorization, no Limited Partner is permitted to make additional Contributions.

(d)               Contributions Not Interest Bearing. A Limited Partner is not entitled to interest or other compensation with respect to any cash or property the Limited Partner contributes to the Fund.

4.2              Allocation of Profit and Loss. After giving effect to special allocations, if any, the Fund’s Profit or Loss for a Taxable Year, including the Taxable Year in which the Fund is dissolved, will be allocated among the Limited Partners in proportion to their Capital Account Balances during the applicable tax reporting period.

4.3              Tax Allocations. For federal income tax purposes, unless the Code otherwise requires, each item of the Fund’s income, gain, loss or deduction will be allocated to the Limited Partners in proportion to their allocations of the Fund’s Profit or Loss.

4.4              Allocation of Net Profits.

(a)          Net Profits shall be allocated to the Limited Partners as follows: Eighty Percent (80% of the Net Profits of the Fund shall be allocated to the Limited Partners on a pro-rata basis, and the remaining Twenty (20%) of the Net Profits of the Fund shall be allocated to the General Partner.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

Any distributions made by the Manager to the Members to those who elected to opt-out shall be made in arrears, and prorated as applicable for the amount of time in a given month that a Limited Partner was a limited partner of the Fund during such accounting period. The distributions will be made only to the extent that cash is available and that the distributions will not impact the continuing operations of the Fund, as determined by the General Partner, in its sole discretion.

(b)        By the end of the Fund’s fiscal year, the General Partner will make every effort to have distributed to each Limited Partner the amount of Profit or Loss that will be allocated to that Limited Partner on the Schedule K-1 that he, she, or it receives for income tax reporting. However, the amount of income reported to each Limited Partner on his, her, or its Schedule K-1 may differ somewhat from the actual cash distributions made during the fiscal year covered by the Schedule K-1 due to, among other things the loan loss reserve and factors unique to the tax accounting of limited liability companies, such as the treatment of investment expense.

4.5              Reinvestment Program. All Limited Partners shall automatically be enrolled into the Reinvestment Program unless the Limited Partner decides to opt-out. The Reinvestment Program shall be outlined in the Memorandum.

4.6              Capital Accounts.

(a)               General Maintenance. The Fund will establish and maintain a Capital Account for each Limited Partner on a monthly basis. A Limited Partner’s Capital Account Balance will be:

(1)               increased by: (i) the amount of any money the Limited Partner contributes to the Fund’s capital (including reinvestment of his, her, or its portion of distribution); and (ii) the Limited Partner’s share of the Fund’s Profits and any separately stated items of income or gain; and

(2)               decreased by: (i) the amount of any money the Fund distributes to the Limited Partner; (ii) the Limited Partner’s share of the Fund’s Losses and any separately stated items of deduction or loss; and (iii) the amount of any withdrawals or redemption made by the Limited Partners in accordance with Section 3.3 above.

(b)               Transfer of Capital Account. A Transferee of Limited Partnership Interests succeeds to the portion of the transferor’s Capital Account that corresponds to the portion of the Limited Partnership Interest that is the subject of the Transfer.

(c)                Compliance with Code. The requirements of this Article are intended and will be construed to ensure that the allocations of the Fund’s income, gain, losses, deductions and credits have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code.

ARTICLE 5: MANAGEMENT

5.1              Representative Management. The Fund will be managed by One (1) General Partner. By execution of this Agreement, and without prejudice to the right of the Limited Partners to remove the General Partner as set forth in Article 5, the initial partner and each Person hereafter admitted as a Limited Partner, other than Transferees, shall be deemed to have elected such General Partner. The initial General Partner of the Fund shall be: Veloce Consulting Inc., a New Jersey corporation.

5.2              Time Devoted to Business. The General Partner will devote to the Fund’s activities the amount of time reasonably necessary to discharge the General Partner’s responsibilities.

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5.3          Powers and Authority.

(a)                General Scope. Except for matters on which the Limited Partners’ approval is required by the Act or this Agreement, the General Partner has full power, authority and discretion to manage and direct the Fund’s business, affairs and properties, including the specific powers referred to in paragraph (b), below.

(b)          Specific Powers.

(1)               The General Partner is authorized on the Fund’s behalf to make all decisions as to (i) the development, sale, lease or other disposition of the Fund’s assets; (ii) the origination and purchase of loans or any other assets of all kinds; (iii) the acquisition, purchase, leasing, and/or sale of properties or any other assets of all kinds; (iv) the management of all or any part of the Fund’s assets and business; (v) the borrowing of money and the granting of security interests in the Fund’s assets (including loans from Limited Partners) as, and only if, provided for in the Offering Circular; (vi) the prepayment, refinancing or extension of any mortgage affecting the Fund’s assets; (vii) the compromise or release of any of the Fund’s claims or debts; (viii) the employment of Persons for the operation and management of the Fund’s business; and (ix) all elections available to the Fund under any federal or state tax law or regulation.

(2)               The General Partner on the Fund’s behalf may execute and deliver (i) all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Fund’s assets; (ii) all checks, drafts and other orders for the payment of the Fund’s funds; (iii) all loan documents including, without limitation, promissory notes, mortgages, deeds of trust, security agreements and other similar documents; (iv) all articles, certificates and reports pertaining to the Fund’s organization, qualification and dissolution; (v) all tax returns and reports; and (vi) all other instruments of any kind or character relating to the Fund’s affairs.

5.4              Required Limited Partner Approval. Except as specifically provided herein, without the approval of the Limited Partners holding a Majority of the issued and outstanding Limited Partnership Interests, the Fund may not take any action with respect to: (a) the Fund’s merger with or conversion into another Entity; (b) causing the Fund to incur debt which would exceed the amount provided for in the Offering Circular; or (c) a transaction, not expressly permitted by this Agreement or Offering Circular, involving a conflict of interest between the General Partner and the Fund.

5.5	Duties of General Partner.

(a)               Fiduciary Duty. The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Fund, whether or not in the General Partner’s possession or control. Except as expressly permitted herein, or by subsequent approval of the Limited Partners, the General Partner shall not employ, or permit another to employ partnership funds or assets in any manner except for the exclusive benefit of the Fund.

(b)	Standard of Care.

(1)               Exculpation. The General Partner will not be liable to the Fund or any Limited Partner for an act or omission done in good faith to promote the Fund’s best interests, unless the act or omission constitutes gross negligence, fraud, bad faith, intentional misconduct, or a knowing violation of law.

(2)               Justifiable Reliance. The General Partner may rely on the Fund’s records maintained in good faith and on information, opinions, reports or statements received from any Person pertaining to matters the General Partner reasonably believes to be within the Person’s expertise or competence.

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(c)               Competing Activities. The General Partner may participate in any business or activity without accounting to the Fund or the Limited Partners. Each Limited Partner waives the benefit of the corporate opportunity doctrine, on his or her own behalf and on behalf of the Fund, and agrees that the General Partner may deal in other real estate transactions for its own account and/or for the accounts of others without any requirement to account to the Fund for such dealings.

(d)               Self-Dealing. In addition to the transactions expressly permitted by this Agreement, the General Partner may enter into business transactions with the Fund if the terms of the transaction are no less favorable to the Fund than those of a similar transaction with an independent third party, including without limitation selling loans to, and buying loans from, the Fund.

5.6	Indemnification of General Partner.

(a)                The General Partner or its Affiliates and each of their respective successors in interest; (i) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the General Partner; (ii) any officers, directors, shareholders, controlling Persons, partners, members, employees, representatives, directors or agents of the General Partner, or any of their respective Affiliates; and (ii) any officer, employee or agent of any such Person named in clause (ii); (iii) any member of the or similar; (iv) the Partnership Representative; and (v) any person who was any of the foregoing at the time of the act or omission in question (collectively, a “Covered Person”), shall not be liable to the Fund or its Limited Partners for (A) any act performed or omission made by it in the absence of this Agreement or gross negligence, or (B) losses due to the negligence of brokers or other agents of the Fund. The Fund will indemnify each Covered Person for any loss, damage, or expense incurred by such Covered Person on behalf of the Fund or in furtherance of the interest of the Limited Partners or otherwise arising out of or in connection with the Fund or the business of the Fund, except for losses arising from such Covered Person’s own fraud, willful misconduct, willful and material violation of a material provision of this Agreement or gross negligence. Limited Partners will not be individually obligated with respect to such indemnification beyond their respective contributions and the amount of distributions by the Fund to Limited Partners described under Section 4.4.

(b)               Notwithstanding subsection (a) above, the Fund shall not indemnify any Covered Person for liability imposed or expenses incurred in connection with any claim arising out of a violation of the Securities Act, or any other federal or state securities law, with respect to the offer and sale of the Limited Partnership Interests. Indemnification will be allowed for settlements and related expenses in lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided, that (i) the General Partner is successful in defending the action, (ii) the indemnification is specifically approved by the court of law which shall have been advised as to the current position of the Securities and Exchange Commission (as to any claim involving allegations that the Securities Act was violated) or the applicable state authority (as to any claim involving allegations that the applicable state’s securities laws were violated) or (iii) in the opinion of the counsel of the Fund, the right to indemnification has been settled by controlling precedent.

5.7             Compensation to General Partner and Affiliates. The Fund will compensate the General Partner as follows for services rendered to or on behalf of the Fund:

(a)                Asset Management Fee. The General Partner shall earn an asset management fee (“Asset Management Fee”) equal to an annualized Two Percent (2%) of the Assets Under Management, calculated and payable monthly in advance.

(b)               Performance Allocation. Twenty Percent (20%) of the Net Profits shall be distributed to the General Partner upon declaration of distributions made by the General Partner, as determined by the General Partner, in its sole discretion.

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(c)                Real Estate Commissions. The General Partner or its Affiliates may earn real estate commissions to list and sell real estate that the Fund has acquired through foreclosure or otherwise. The General Partner or its Affiliates may generally earn up to Six Percent (6%) for such a sale. The General Partner may retain the services of a third-party real estate broker to sell such property, which will be considered an expense to the Fund.

(d)               Property Management Fee. The General Partner shall be entitled to receive a monthly property management fee for managing properties acquired by the Fund through foreclosure or otherwise (“Property Management Fee”). The Property Management Fee shall generally be computed as a monthly flat fee or a specified numerical percentage (which percentage shall be set by the General Partner on a case-by-case basis for each subject property) multiplied by monthly gross rents for the property. Generally, the General Partner expects to receive a Property Management Fee of Five Percent (5%) of the monthly gross rents received per property. Notwithstanding the foregoing, the General Partner reserves the right to retain a third-party property management company, in its sole and absolute discretion.

(e)                Organizational Expenses. The Fund shall bear and be charged with all of its organizational expenses, which are all costs and expenses pertaining to the offering and sale of the Partnership Interests to prospective Limited Partners and the organization of the Fund and the General Partner (the “Organizational Expenses”). Organizational Expenses in excess of 0.65% of the Fund’s aggregate capital contributions made by the Limited Partners will be offset against the Asset Management Fee. Costs and expenses relating to the organization of the Fund paid by the General Partner that are subject to reimbursement may, but in no way required to, be capitalized and amortized over a period of Sixty (60) months or such period as the General Partner determines in its sole discretion. Amortization of such expenses over a period may, in certain circumstances, result in a qualification of the Fund’s annual audited financial statements.

(f)                Operating Expenses. The Fund shall be responsible for all costs and expenses of operating the Fund (collectively, “Operating Expenses”), including, without limitation, Organizational Expenses; Asset Management Fees; reasonable fees and expenses of custodians, outside counsel, banks, tax advisors, auditors, administrators, consultants, compliance expenses relating to the operation of the Fund, as applicable, or its investments including, without limitation, expenses relating to regulatory filings (or portions thereof) that the General Partner or their respective affiliates are required to make in connection therewith (including, if applicable, Form PF expenses and other regulatory and/or governmental filings), information technology providers (solely to the extent incurred specifically in respect of the Fund or its activities), depositaries and accountants and other similar outside advisors; reasonable costs and expenses related to, or incurred in connection with, any investment (or proposed investment which is not consummated) including, without limitation, the fees and expenses of outside counsel, accountants, consultants, experts and other third party service providers (including, without limitation, third party valuation, pricing services, monitoring), third party research expenses (including market data, research analytics, newswire fees), origination fees, loan servicing, loan administration, due diligence expenses, appraisal fees, clearing and settlement charges, brokerage fees, custodial fees, hedging costs and travel expenses; the costs of any third parties and, subject to the Partnership Agreement, any Affiliate of the General Partner retained to provide necessary services relating to the assets held by the Company; reasonable out-of-pocket costs of reporting to the Limited Partners, tax returns and Schedule K-1s and of any meetings of the Limited Partners, and all other meetings concerning the Fund which are attended by a combination of the foregoing or any Key Person; any taxes, fees or other governmental charges levied against the Fund or on its income or assets or in connection with its business or operations; insurance; costs of any audit, investigation, proceedings, litigation and threatened litigation; indemnification obligations; liquidation expenses; capital payments, interest and other expenses in respect of indebtedness for borrowed money; taxes, fees or government charges; extraordinary expenses including fees and expenses associated with any tax or other audit, investigation, proceeding, regulatory matter, settlement or review of the Fund; costs and expenses related to the Fund’s compliance with applicable laws; and all other expenses properly chargeable to the activities of the Fund.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

(g)                The Fund will bear the cost of the annual tax preparation of the Fund’s tax returns, any state and federal income tax due, and any required independent audit reports required by agencies governing the business activities of the Fund.

(h)               The definition of General Partner’s Fees includes all the fees described in “Compensation to General Partner and Affiliates”.

(i)                 The General Partner may, but has no obligation to, defer all or a portion of the General Partner’s Fees. In such event, the General Partner will be entitled to recover the deferred fees at a later time within the same calendar year only.

5.8	Tenure.

(a)                Term. The General Partner will serve until the earlier of (1) the General Partner’s resignation; (2) the General Partner’s removal; (3) as to a General Partner who is a natural person, the General Partner’s death or adjudication of incompetency; and (4) as to a General Partner that is an Entity, the General Partner’s dissolution. In any such event, Limited Partners representing a Majority of the Limited Partnership Interest outstanding shall promptly elect a successor as General Partner; provided, however if the then General Partner desires to appoint an Affiliate as the new General Partner, then such Affiliate may become the General Partner without Limited Partner approval.

(b)               Resignation. The General Partner at any time may resign by written notice delivered to the Limited Partners at Thirty (30) days prior to the effective date of the resignation. Limited Partners may elect a replacement General Partner with a Majority vote, provided, however if the then General Partner desires to appoint an Affiliate as the new General Partner, then such Affiliate may become the General Partner without Limited Partner approval.

(c)                Removal. The Limited Partners may remove the General Partner if: (1) the General Partner is convicted or found liable for an act of gross negligence or fraud which materially lowers the net asset value of the Fund, and (2) the holders of at least a Majority of the outstanding Limited Partnership Interests vote in favor of such removal. A successor general partner of the Fund may only be elected by the Limited Partners, provided that if the then-current General Partner appoints an Affiliate as the successor General Partner then no vote or consent of the Limited Partners shall be required unless expressly mandated by applicable New Jersey law.

ARTICLE 6: RECORDS AND ACCOUNTING

6.1	Maintenance of Records.

(a)                Required Records. The Fund will maintain, at its registered office in New Jersey, such books, records and other materials as are reasonably necessary to document and account for its activities, including without limitation, those required to be maintained by the Act.

(b)                Limited Partner Access. A Limited Partner and the Limited Partner’s authorized representative will have reasonable access to, and may inspect and copy, all books, records and other materials pertaining to the Fund or its activities so long as it does not violate another Limited Partner’s right to privacy or confidentiality. The exercise of such rights will be at the requesting Limited Partner’s expense.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

(c)               Confidentiality. No Limited Partner or General Partner will disclose any information relating to the Fund or its activities to any unauthorized person or use any such information for his or her or any other Person’s personal gain.

6.2             Financial Accounting.

(a)               Accounting Method. The Fund will account for its financial transactions using the accrual basis method of accounting. The General Partner reserves the right to change such methods of accounting upon written notice to Limited Partners.

(b)	Taxable Year. The Fund’s Taxable Year is the calendar year.

6.3              Reports.

(a)              Limited Partners. Annual reports concerning the Fund’s business affairs, including the Fund’s annual income tax return, will be provided to Limited Partners who request them in writing. Each Limited Partner will receive his, her, or its respective K-1 Form as required by applicable law. The General Partner may, at its sole and absolute discretion, designate any Person to provide tax and accounting advice to the Fund, at any time and for any reason.

(b)            Periodic Reports. The Fund will complete and file any periodic reports required by the Act or the law of any other jurisdiction in which the Fund is qualified to do business.

6.4              Tax Compliance.

(a)               Withholding. If the Fund is required by law or regulation to withhold and pay over to a governmental agency any part or all of a Distribution or allocation of Profit to a Limited Partner:

(1)	the amount withheld will be considered a Distribution to the Limited Partner; and

(2)               if the withholding requirement pertains to a Distribution in kind or an allocation of Profit, the Fund will pay the amount required to be withheld to the governmental agency and promptly take such action as it considers necessary or appropriate to recover a like amount from the Limited Partner, including offset against any Distributions to which the Limited Partner would otherwise be entitled.

6.5              Partnership Representative.

(a)                The Limited Partners hereby agree that: (i) the General Partner (or an individual designated by the General Partner) will be designated the initial “partnership representative” within the meaning of Section 6223(a) of the Code (the “Partnership Representative”) and the General Partner shall be authorized to take any actions necessary under Treasury Regulations or other guidance to cause such person to be designated as such; (ii) if an entity is designated as Partnership Representative, the General Partner shall simultaneously designate an individual who will act for the entity Partnership Representative; (iii) the Partnership Representative may be removed and replaced at any time by the General Partner; (iv) the Fund and each Limited Partner agree that they shall be bound by the actions taken by the Partnership Representative, as described in Section 6223(b) of the Code; (v) the Limited Partners hereby consent to the election set forth in Section 6226(a) of the Code and agree to take any action, and furnish the Partnership Representative with any information necessary, to give effect to such election if the General Partner decides to make such election; (vi) any imputed underpayment of tax imposed on the Fund pursuant to Section 6232 of the Code (and any related interest, penalties or other additions to tax) that the General Partner reasonably determines is attributable to one or more Limited Partners (including any former Limited Partner) in the General Partner’s sole discretion; and (vii) the Partnership Representative will be considered indemnified and the provisions of Section 5.6 shall apply to the Partnership Representative. The Partnership Representative shall be authorized to take any of the foregoing actions (or any similar actions), to the extent necessary to allow the Fund to comply with the partnership audit provisions of the Bipartisan Budget Act of 2015.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

(b)               Regarding the potential obligation of a former Limited Partner under this paragraph, the following shall apply: (i) each Limited Partner agrees that notwithstanding any other provision in this Agreement if it is no longer a Limited Partner it shall nevertheless be obligated for any responsibilities under Section 6.5, as if it were a Limited Partner prior to withdrawal from the Fund and/or transfer of its interest; and (ii) as applicable, the General Partner will not be required to consent to the transfer of interest of any Limited Partner unless the transferee receiving such interest agrees that in the event the transferor of such interest does not fulfill its obligation under the preceding clause (i) within Twenty (20) business days following written demand by the General Partner, such transferee shall be jointly and severally liable with such transferor for such obligation and the General Partner may thereafter treat the transferee as the relevant Limited Partner for purposes of this Subsection. The Partnership Representative will provide prompt written notification to each Limited Partner in the event of any audit of the Fund by the United States Internal Revenue Service and provide all information reasonably requested by any Limited Partner regarding such audit and associated proceedings. The provisions of this Section 6.5 will not apply to any taxable year of the Fund for which the Fund has made a valid election out of Subchapter C of Chapter 63 of the Code pursuant to Section 6221 of the Code.

ARTICLE 7: DISSOLUTION

7.1              Events of Dissolution. The Fund will continue until (a) dissolved herein pursuant to Article 7 below, unless sooner dissolved or terminated under the Act or as described herein; (b) the sale or other disposition of all or substantially all the assets of the Fund; (c) any event that makes the Fund ineligible to conduct its activities as a limited partnership under the Act; or (d) otherwise by operations of law.

7.2	Effect of Dissolution.

(a)                Appointment of Liquidator. Upon the Fund’s dissolution, the General Partner (unless unwilling or unable to serve as such) shall serve as liquidator, and as such will wind up and liquidate the Fund in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article. While serving as liquidator, the General Partner shall have the same authority, powers, duties and compensation as before dissolution, except that the liquidator shall not acquire any additional assets for the Fund and shall use its best efforts to liquidate the Fund’s existing assets as rapidly as is consistent with receiving the fair market value thereof. If the General Partner is unwilling or unable to serve as liquidator, or has resigned or been removed, the Limited Partners shall elect another person, who may be a Limited Partner, to serve as liquidator.

(b)               Distributions Upon Dissolution. The Fund will not cease to exist immediately upon the occurrence of an event of dissolution, but will continue until its affairs have been wound up. Upon dissolution of the Fund, the General Partner will wind up the Fund’s affairs by liquidating the Fund’s assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting loan payments under the terms of the loan(s) until a suitable sale can be arranged. All funds received by the Fund shall be applied to satisfy or provide for Fund debts and liabilities and the balance, if any, shall be distributed to Limited Partners on a pro-rata basis.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

(c)                Time for Liquidation. The Fund will not immediately cease to exist upon the occurrence of an event causing its dissolution, but will continue until its affairs have been wound up. It is acknowledged and agreed that the assets of the Fund are illiquid, and will take time to sell. The liquidator shall liquidate the Fund’s assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting loan payments under the terms of the loans. Due to high prevailing interest rates or other factors, the Fund could suffer reduced earnings (or losses) if a substantial portion of its loan portfolio remains and must be liquidated quickly during the winding up period. Limited Partners who sell their Limited Partnership Interests prior to any such liquidation will not be exposed to this risk. Conversely, if prevailing interest rates have declined at a time when the loan portfolio must be liquidated, unanticipated profits could be realized by those Limited Partners who remained in the Fund until its termination.

(d)                 Final Accounting. The liquidator will make proper accountings, (1) to the end of the month in which the event of dissolution occurred, and (2) to the date on which the Fund is finally and completely liquidated.

(e)                Duties and Authority of Liquidator. The liquidator will make adequate provision for the discharge of all of the Fund’s debts, obligations and liabilities. The liquidator may sell, encumber or retain for distribution in kind any of the Fund’s assets. Any gain or loss recognized on the sale of assets will be allocated to the Limited Partners’ Capital Accounts in accordance with the provisions of Article 4. With respect to any asset the liquidator determines to retain for distribution in kind, the liquidator will allocate to the Limited Partners’ Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

(f)                Final Distribution. The liquidator will distribute any assets remaining after the discharge or accommodation of the Fund’s debts, obligations and liabilities to the Limited Partners in proportion to their Capital Accounts. The liquidator will distribute any assets distributable in kind to the Limited Partners in undivided interests as tenants in common. A Limited Partner whose Capital Account is negative will have no liability to the Fund, the Fund’s creditors or any other Limited Partner with respect to the negative balance.

(g)                Required Filings. The liquidator will file with the appropriate Secretary of State such statements, certificates and other instruments, and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm the cessation of the Fund’s existence.

ARTICLE 8: GENERAL PROVISIONS

8.1              Amendments. Except as otherwise provided herein, the General Partner or the Majority of Limited Partners may propose, for consideration and action, an amendment to this Agreement, and a proposed amendment will become effective at such time as it is approved by the Limited Partners holding a Majority of the outstanding Limited Partnership Interests. Notwithstanding the foregoing, the General Partner may amend this Agreement from time to time; provided, however, that any amendment that materially or adversely affects the rights of the Limited Partners to receive distributions, withdraw from the Fund or their voting rights shall require the consent of the General Partner and Majority of the Limited Partners.

(a)                Amendments to be Adopted solely by the General Partner. The General Partner may, without the approval of any Limited Partner, amend any provisions of this Agreement, and execute, deliver, file and/or record all necessary documents that may be required in connection therewith (and any such amendment shall not be deemed to affect the Limited Partners disproportionally, materially or adversely affect the rights of the Limited Partners), as follows:

(i)                 a change in the name of the Fund, the location of the principal place of business of the Fund, the registered agent of the Fund or the registered office of the Fund;

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

(ii)                 the admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement;

(iii)             a change in the fiscal year or taxable year of the Fund and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Fund;

(iv)               a change that, in the sole discretion of the General Partner, it determines:

(i)   does not adversely affect the Limited Partners; (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Act), or (iii) is required to effect the intent expressed in any Offering document or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement; and

(ii)

(v) The General Partner shall have the authority to execute and file any amendment to the Articles required by the Act that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership in the State of New Jersey or any other state in which the Fund may elect to do business or own property. The Fund shall not be required, before or after filing, to deliver or mail a copy of the Certificate, any qualification document or any amendment thereto to any Limited Partner. If any such amendment results in inconsistencies between the Certificate and this Agreement, this Agreement will be considered to have been amended in the specifics necessary to eliminate fine inconsistencies.

8.2              Power of Attorney. Each Limited Partner appoints the General Partner, with full power of substitution, as the Limited Partner’s attorney-in-fact, to act in the Limited Partner’s name to execute and file (a) all certificates, applications, reports and other instruments necessary to qualify or maintain the Fund as a limited partnership in the states and foreign countries where the Fund conducts its activities, (b) all instruments that effect or confirm changes or modifications of the Fund or its status, including, without limitation, amendments to the Certificate, and (c) all instruments of transfer necessary to effect the Fund’s dissolution and termination. The power of attorney granted by this Article is irrevocable, coupled with an interest and shall survive the death of the Limited Partner.

8.3              Binding Arbitration. Either Limited Partner, General Partner or the Fund may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this section (this “Arbitration Provision”). The arbitration shall be conducted in the State of New Jersey in the Bergen county area. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving Limited Partner (or persons claiming through or connected with Limited Partner), on the one hand, and the Fund, on the other hand, relating to or arising out of this Agreement, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of sub-section (iv) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. This Arbitration Provision applies to claims under the U.S. federal securities laws and to all claims that that are related to the Fund, including with respect to this offering, our holdings, the common shares, our ongoing operations and the management of our investments, among other matters. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable. Notwithstanding the foregoing, if this Arbitration Provision applies to federal securities law claims, the Limited Partner cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

(i)                 The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

(ii)                  If the Fund elects arbitration, the Fund shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If Limited Partner elects arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. The Fund shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or Limited Partner requests that the Fund pay them and the Fund agree to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives Limited Partner the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

(iii)             Within Thirty (30) days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within Thirty (30) days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

The Fund agrees not to invoke the Fund’s right to arbitrate an individual Claim that a Limited Partner may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

8.4              Notices. Notices contemplated by this Agreement may be sent by any commercially reasonable means, including hand delivery, first class mail, facsimile, e-mail or private courier. The notice must be prepaid and addressed as set forth in the Fund’s records. The notice will be effective on the date of receipt or, in the case of notice sent by first class mail, the Fifth (5th) day after mailing.

8.5              Resolution of Inconsistencies. If there are inconsistencies between this Agreement and the Certificate, the Certificate will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Limited Partners cannot alter by agreement. If there are inconsistencies between this Agreement and the Offering Circular, this Agreement will control. Without limiting the generality of the foregoing, unless the language or context clearly indicates a different intent, the provisions of this Agreement pertaining to the Fund’s governance and financial affairs and the rights of the Limited Partners upon Dissociation and dissolution will supersede the provisions of the Act relating to the same matters.

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

8.6              Provisions Applicable to Transferees. Each Limited Partner will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any law, rule or regulation governing the Fund’s formation and activities.

8.7              Additional Instruments. Each Limited Partner will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any law, rule or regulation governing the Fund’s formation and activities.

8.8              Computation of Time. In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run is not included. The last day of the period is included, unless it is a Saturday, Sunday or legal holiday, in which case the period will run until the end of the next day that is not a Saturday, Sunday or legal holiday. For purposes of this paragraph, a day shall be deemed to end at 5:00 p.m. in the time zone where the Fund then maintains its principal place of business.

8.9              Entire Agreement. This Agreement and the Certificate comprise the entire agreement among the parties with respect to the Fund. This Agreement and the Certificate supersede any prior agreements or understandings with respect to the Fund. No representation, statement or condition not contained in this Agreement or the Certificate has any force or effect.

8.10          Waiver. No right or remedy under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

8.11          General Construction Principles. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

8.12          Binding Effect. Subject to the provisions of this Agreement relating to the transferability of Limited Partnership Interests and the rights of Transferees, this Agreement is binding on and will inure to the benefit of the Fund, the Limited Partners and their respective distributees, successors and assigns.

8.13          Governing Law. New Jersey law governs the construction and application of the terms of this Agreement.

8.14          Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality, the remainder of this Agreement shall continue in full force and effect.

8.15          Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which will be considered an original as to the party signing it. Facsimile signatures shall have the same legal effect as original signatures.

[Signature Page to Limited Partnership Agreement Follows]

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LIMITED PARTNERSHIP AGREEMENT	VELOCE CAP FUND 1 LP

[Signature Page to Limited Partnership Agreement]

VELOCE CAP FUND 1 LP, a New Jersey limited partnership

By:
Name:	Surfaraz Dinani
Title:	CEO of Veloce Consulting Inc., a New Jersey corporation, General Partner

BY PURCHASING A LIMITED PARTNERSHIP INTEREST IN THE FUND AND EXECUTING A SUBSCRIPTION AGREEMENT, EACH LIMITED PARTNER AGREES TO THE TERMS AND PROVISIONS OF THIS LIMITED PARTNERSHIP AGREEMENT, THE SUBSCRIPTION AGREEMENT AND THE OFFERING CIRCULAR.